Exhibit 10.5

Annual Incentive Plans
Performance Goals and Target Awards for 2007

        The registrant maintains two shareholder-approved plans under which executive officers have the opportunity to receive an annual cash award based on the achievement of performance goals over a one-year period. The Annual Covered Employee Incentive Compensation Plan ("Covered Employee Plan") governs awards to those executive officers who are considered "covered employees" as defined in Section 162(m)(3) of the Internal Revenue Code. Annual incentive awards to all other executive officers are governed by and made under the Annual Executive Incentive Compensation Plan ("Executive Plan"). The Compensation and Succession Committee of the Board of Directors establishes performance goals for each fiscal year and sets threshold, target and maximum award opportunities. The Committee has the authority to adjust the amount of awards, but has no authority to increase the amount of an award otherwise payable under the Covered Employee Plan. Payments are made after the Committee has certified in writing the degree of attainment of the performance goals.

        On February 20, 2007, the Committee approved performance measures and target awards under the plans for 2007. The same performance measures apply to both the Covered Employee Plan and Executive Plan. For the chairman, chief executive officer, chief financial officer and other executive officers in corporate functions, there are two equally-weighted measures. One is based on an adjusted operating income per diluted share measure. The other measure is based on combined business unit results.

        For Allstate Protection executive officers, their award opportunity is based on four performance measures, generally weighted as follows: 45% based on a matrix used by management to emphasize a balanced approach to premium growth and profit; 15% based on a matrix measuring sales and profitability of proprietary and non-proprietary financial products; 20% based on a measure of customer loyalty; and 20% based on the corporate adjusted operating income per diluted share measure.

        For the Allstate Financial executive officers, there are four performance measures, weighted as follows: 30% based on adjusted Allstate Financial operating income; 20% based on a measure of the sales of Allstate Financial products by Allstate exclusive agencies and the profitability of those sales; 30% based on a matrix used by management to emphasize a balanced approach to growth and profit; and 20% based on the corporate adjusted operating income per diluted share measure.

        For the executive officer in the Investments business unit, there are six performance measures, weighted as follows: 20% based on a measure of Allstate Insurance Company portfolio one-year return; 20% based on a measure of Allstate Insurance Company portfolio three-year return; 30% based on two measures of Allstate Financial yield on purchases of fixed income securities relative to a benchmark; 10% on a measure of Allstate Financial realized capital losses attributed to credit loss; and 20% based on the corporate adjusted operating income per diluted share measure.

        Threshold, target and maximum levels of performance are established for each performance measure. If the maximum level of performance is achieved, the award would be three times the executive officer's target award, with target awards generally ranging from 50% to 120% of annual salary for the fiscal year.